Exhibit 99.1

NEWS RELEASE

Contact:	Alliance Data Julie Prozeller – Analysts/Investors FTI Consulting 212-850-5721 alliancedata@fticonsulting.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 212.457.7135 jnable@epsilon.com

EPSILON SUPPORTS LAUNCH OF WALGREENS BALANCE REWARDS CUSTOMER LOYALTY PROGRAM

Walgreens to Utilize Epsilon’s Loyalty Marketing Services;
Technology Platform Enables Real-Time Earning and Redemption of Points

DALLAS, Texas (Oct. 25, 2012) – Alliance Data’s Epsilon business announced today that it is providing loyalty marketing services to Walgreens, the nation’s largest drugstore chain, in support of its Balance Rewards program. With fiscal 2012 sales of $72 billion, Walgreens has more than 7,900 Walgreens- and Duane Reade-branded drugstores in 50 states nationwide, and began offering the Balance Rewards program to customers in September.

Under the terms of the agreement, Epsilon is hosting the electronic platform for the recently launched Balance Rewards, a comprehensive customer loyalty program which offers easy ways for customers to save money, earn points and get rewarded for purchases, services and healthy behaviors. The program enables customers to instantly earn and redeem points for thousands of items in-store and online, offering flexibility and choice in how customers redeem their points.

Through its loyalty platform, Epsilon will manage the rewards and redemption process, including enabling members to earn rewards electronically and redeem points in real-time at the point-of-sale. Epsilon will also provide Walgreens with fundamental metrics on enrollment, earn, redemption and bonus activity.

“The infrastructure and technology behind Balance Rewards are critical for a program of this size and sophistication. We chose to work with Epsilon because we are confident they understand our needs and can deliver a solution that exceeds our expectations and those of our customers,” said Tim Theriault, Walgreens chief information officer. “With the tools and foundation from Epsilon, we are able to deliver a better experience to our Balance Rewards members across a variety of touch points, in real-time, while enabling more meaningful conversations and more valuable rewards.”

“The launch of Balance Rewards has been tremendously successful and we expect that the program will continue to grow in the coming months as consumers embrace its many benefits,” said Bryan Kennedy, CEO of Epsilon. “Walgreens took all of the necessary steps to invest in the program and build the right systems to create a best-in-class loyalty rewards program. We are thrilled to be a part of the process and help bring even more value to their customers.”

About Epsilon
Epsilon is the global leader in delivering direct-to-customer connections that drive business performance. Epsilon's integrated solutions leverage the power of rich transactional and demographic marketing data, strategic insights, analytics, award-winning creative and robust digital and database marketing technologies to connect brands with consumers both online and offline, increasing engagement to generate measurable marketing outcomes.  Founded in 1969, Epsilon works with over 2,000 global clients and employs over 3,500 associates in 37 offices worldwide. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

About Walgreens
As the nation's largest drugstore chain with fiscal 2012 sales of $72 billion, Walgreens (www.walgreens.com) vision is to become America’s first choice for health and daily living. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. The company operates 7,944 drugstores in all 50 states, the District of Columbia and Puerto Rico. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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